Exhibit 8.1

November 22, 2013
Fulbright & Jaworski LLP
Hi-Crush Partners LP	1301 McKinney, Suite 5100 Houston, Texas 77010-3095 United States
Three Riverway, Suite 1550 Houston, TX 77056	Tel +1 713 651 5151 Fax +1 713 651 5246 nortonrosefulbright.com

Re:	Hi-Crush Partners LP Registration Statement on Form S-3.

Ladies and Gentlemen:

We have acted as counsel to Hi-Crush Partners LP, a Delaware limited partnership (the “Partnership”), with respect to certain legal matters in connection with the proposed offering and sale by Hi-Crush Proppants LLC, a Delaware limited liability company, of up to 702,851 common units representing limited partner interests in the Partnership (the “Common Units”) pursuant to the prospectus supplement dated November 22, 2013 (the “Prospectus Supplement”), forming part of the registration statement on Form S-3 (Registration No. 333-191481), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), by the Partnership on October 1, 2013 and amended on October 11, 2013 and October 21, 2013 (the “Registration Statement”). In connection therewith, we have participated in the preparation of the discussion (the “Discussion”) set forth in the Registration Statement under the caption “Material Tax Considerations,” as modified by the statements set forth in the Prospectus Supplement under the caption “Material Tax Considerations.”

Subject to the assumptions, qualifications and limitations set forth in the Discussion, we hereby confirm that all statements of legal conclusions contained in the Discussion reflect the opinion of Fulbright & Jaworski LLP with respect to the matters set forth therein as of the date of the Prospectus Supplement.

In providing this opinion, we have examined and are relying upon the truth and accuracy at all relevant times of the statements, covenants and representations contained in (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) certain other filings made by the Partnership with the SEC, and (iv) other information provided to us by the Partnership.

We hereby consent to the filing of this opinion of counsel as Exhibit 8.1 to the Current Report on Form 8-K dated on or about the date hereof and to the reference of our firm in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder.

Fulbright & Jaworski LLP is a limited liability partnership registered under the laws of Texas.

Fulbright & Jaworski LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright Canada LLP, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz, Inc.), each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

Hi-Crush Partners LP November 22, 2013 Page 2

Very truly yours, /s/ Fulbright & Jaworski LLP Fulbright & Jaworski LLP